Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 6th day of August, 2007 (“Effective Date”), by and between Radio One, Inc. (“Radio One” or “Company”), a Delaware corporation having its principal place of business at 5900 Princess Garden Parkway, Lanham, Maryland, and Barry A. Mayo (“Employee”), an individual residing at 155 Washington Street, Apartment 2205, Jersey City, New Jersey.
RECITALS
WHEREAS, Company, directly and through subsidiaries and affiliates, is engaged in the business of owning and managing broadcast media, including seventy (70) radio stations in twenty-two (22) markets in the United States; and
WHEREAS, Company desires to hire Employee to perform such services as described below, in accordance with the terms of this Agreement, for the benefit of Company and its subsidiaries and affiliates; and
WHEREAS, Employee desires to be hired by Company and to commit himself to serve Company and its subsidiaries and affiliates, in accordance with the terms of this Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee, intending to be legally bound, hereby agree as follows:
1.	Employment. Company hereby hires Employee as President, Radio Division.

2.	Term and Exclusive Negotiation Period.
(a)	Term. Employee’s employment under this Agreement shall commence on August 6, 2007 (“Commencement Date”) and shall continue in full force and effect for a period of two (2) years until August 5, 2009 (“Term”), unless earlier terminated pursuant to the provisions of Section 11 hereof.

(b)	Exclusive Negotiation Period. The parties hereto agree that either of them may initiate a period of exclusive good faith negotiation to commence no earlier than one hundred twenty (120) days prior to the expiration date of the Term and terminate thirty (30) days prior to the expiration date of the Term (“Exclusive Negotiation Period”), during which time the parties will engage in exclusive good faith negotiations for extending this Agreement on mutually agreeable terms and conditions. If either party initiates negotiations, Company agrees to provide

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
Employee with the compensation terms that Company would be willing to pay to extend the Agreement for an additional period of time beyond the Term. If the parties are unable to reach agreement to extend this Agreement within the Exclusive Negotiation Period, notwithstanding their respective good faith efforts to do so, Employee thereafter shall be permitted to solicit and/or entertain offers from, and to negotiate with, third parties following the expiration of the Exclusive Negotiation Period.
3.	Duties.
3.1.	During the Term of this Agreement, Employee hereby agrees to the following, without limitation:
(a)	Employee shall use his best efforts to perform such duties as are usual and customary for a division president, including managing, facilitating, and implementing Company’s strategic and operational plans, while ensuring the execution of same at the highest level of professionalism and competence. A job description setting forth Employee’s primary responsibilities is attached hereto as Schedule I.

(b)	Employee shall report directly to Company’s Chief Executive Officer, and Employee’s performance shall be at the direction of, and in accordance with the determination of, Company’s Chief Executive Officer and Board of Directors.
3.2.	Employee shall devote Employee’s best efforts to the business and affairs of Company and the performance of Employee’s duties under this Agreement.

3.3.	Employee shall devote Employee’s full professional time, energy, and skill to the performance of the services in which Company is engaged, at such time and place as Company may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected), either directly or indirectly, on behalf of Employee or any other person or entity, without the prior express written consent of Company.

3.4.	The normal working hours of Employee shall be as reasonably established by Company’s Chief Executive Officer.
4.	Place of Performance. During the Term of this Agreement, Employee shall perform the majority of Employee’s duties in Lanham, Maryland, as well as in other markets in which Company owns and/or operates radio stations.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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5.	Compensation.
(a)	Base Compensation. Company shall pay Employee base compensation in the amount of Five Hundred Thousand Dollars ($500,000) per year, subject to applicable federal, state, and local deductions and in accordance with Company’s standard payroll schedule and policy. Effective as of calendar year 2009, on each anniversary of the Commencement Date during the Term hereof, Employee shall be entitled to no less than a three percent (3%) increase in Employee’s base compensation, subject to applicable federal, state, and local deductions and payable in accordance with Company’s standard payroll schedule and policy.

(b)	Quarterly Bonus. During the Term of this Agreement, except with respect to Employee’s performance during the third quarter of calendar year 2007, Employee shall be eligible to receive bonus compensation in an amount not to exceed Twenty-Five Thousand Dollars ($25,000) at the conclusion of each quarter during which (i) Employee remains employed by Company and (ii) Employee satisfies the broadcast cash flow (“BCF”) goals established by Company. Any bonus payments due Employee shall be made to Employee in accordance with Company’s standard bonus payment schedule and policy.

(c)	Discretionary Annual Bonus. Employee shall be eligible to receive discretionary incentive compensation at the conclusion of each fiscal year during which (i) Employee remains employed by Company and (ii) Employee’s performance and the Radio Division’s operating results satisfy certain reasonable criteria as determined by Company’s Chief Executive Officer and Board of Directors. Any bonus payments due Employee shall be made to Employee in accordance with Company’s standard bonus payment schedule and policy.
6.	Vacation, Benefits, Expenses, and Housing.
6.1.	Employee shall be eligible to accrue up to twenty (20) vacation days annually, in accordance with Company policies and procedures.

6.2.	Employee shall be eligible to participate in the employee benefit plans and programs that Company generally makes available to its employees, subject to the terms and conditions of each such benefit plan or program. Notwithstanding the foregoing, any severance payable to Employee shall be governed solely by this Agreement, and Employee shall not be eligible to participate in any severance program of general application maintained by Company.

6.3.	Company reserves the right to amend or change, in its sole discretion, any of its employee benefit plans and programs.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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6.4.	Company shall reimburse Employee for all Company-approved business, travel, lodging, meal and other expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, including expenses incurred by Employee in connection with Employee’s travel to and from Company’s offices in Lanham, Maryland, provided that Employee submits proper documentation of such expenses, including receipts, expense statements, vouchers, and/or such other supporting information, in accordance with standard Company policy.

6.5.	Employee shall be entitled to a car allowance in an amount not to exceed One Thousand Dollars ($1,000) per month.
7.	Restricted Stock Grant and Stock Options.
7.1.	Subject to the provisions of Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, effective as of the Commencement Date, Employee shall receive a restricted stock grant of Fifty Thousand (50,000) shares of Class D common stock. Provided that Employee remains employed by Company on the vesting dates, such shares shall vest in equal increments on August 5, 2008 and August 5, 2009, or alternatively, shall vest fully in the event of a Change in Control of Company (as defined in the Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan).

7.2.	Subject to the provisions of Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, Employee shall be granted an option to purchase Fifty Thousand (50,000) shares of Company’s Class D common class stock at the market price per share in effect on the Commencement Date. Provided that Employee remains employed by Company on the vesting dates, such shares shall vest in equal increments on August 5, 2008 and August 5, 2009, or alternatively, shall vest fully in the event of a Change in Control of Company (as defined in the Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan).

7.3.	Other material terms of the restricted stock grant and stock options shall be as set forth in Company’s Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan and related documentation to be made available to Employee upon commencement of employment with Company.
8.	Personal Conduct. Employee agrees to comply with all applicable policies, requirements, directions, requests, and rules of Company, and further agrees to not at any time engage in or commit any act that reasonably could be considered to reflect unfavorably on Company’s reputation, bring Company into public scandal, or subject Company to ridicule, as determined solely by Company, including but not limited to matters of moral turpitude, theft, fraud, or deceit. Company agrees to act and exercise its discretion in

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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good faith in determining whether Employee’s conduct may be in violation of this Section 8.
9.	Payola. Employee warrants and represents that, during the Term of this Agreement, Employee will not accept or agree to pay any money, service or other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter over Company’s Stations, without prior disclosure to Company. Employee agrees to promptly notify Company of any occurrences whereby anyone offers any money, service or other valuable consideration for the broadcast of any matter over Company’s Stations. Employee acknowledges and agrees that Company shall have the right to terminate this Agreement for cause upon Employee’s violation of this Section 9.

10.	Plugola. Employee warrants and represents that, during the Term of this Agreement, Employee will not cause to be broadcast material that directly or indirectly promotes any activity in which Employee has a financial interest, absent prior disclosure to, and approval by, Company. Should Company grant such approval, Employee shall disclose the fact of Employee’s financial interest in the activity to the listening public. Employee acknowledges and agrees that Company shall have the right to terminate this Agreement for cause upon Employee’s violation of this Section 10.

11.	Termination.
(a)	Termination for Cause. Employee’s employment may be terminated at any time upon notice for cause, as reasonably and in good faith may be determined by Company. For purposes of this Agreement, “cause” shall mean any one or more of the following:
(i)	Employee’s breach of any material provision of this Agreement and failure to cure such breach within five (5) days of Company’s notice to Employee of such breach.

(ii)	Employee’s indictment or conviction on a felony charge or other crime involving moral turpitude, or plea of guilty or nolo contendere to a felony charge or other crime involving moral turpitude.

(iii)	Employee’s willful refusal to follow the reasonable instructions of Employee’s superiors, including but not limited to Radio One’s Chief Executive Officer and Board of Directors.

(iv)	Employee’s dereliction of and gross failure to perform the duties of Employee’s position in a satisfactory manner.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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(v)	Employee’s willful disregard of Company policies and procedures.

(vi)	Employee’s use, possession, or distribution of illegal drugs, a non-prescribed controlled substance, or abuse of alcohol, or Employee’s being under the influence of any of the foregoing, on Company premises or during the performance of Employee’s duties.

(vii)	Employee’s fraud, misappropriation of funds, embezzlement, theft or acts of similar dishonesty.

(viii)	Employee’s intentional or willful misconduct that may subject Company to criminal or civil liability.

(ix)	Breach of Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to Company.

(x)	Employee’s falsification of Company documents or other misrepresentation related to the business and affairs of Company.

(xi)	Any conduct of Employee that significantly adversely affects Company’s reputation and goodwill in the community.
(b)	Termination for Other Than Cause.
(i)	Company shall have the right to terminate Employee’s employment at any time during the Term of this Agreement for other than cause.

(ii)	In the event of Employee’s termination for other than cause, provided that Employee executes a general liability release in a form reasonably satisfactory to Company, Company shall pay to Employee severance in the amount of Three Hundred Thousand Dollars ($300,000), subject to applicable federal, state, and local deductions.
(c)	Termination by Death or Disability.
(i)	Employee’s employment shall terminate immediately upon Employee’s death.

(ii)	Subject to the Americans with Disabilities Act and any state or local counterpart, Company shall have the right to terminate Employee’s employment immediately upon written notice to Employee, if Employee, with or without a reasonable accommodation, shall be incapable of substantially performing the essential functions, duties, responsibilities, and obligations set forth in this Agreement because of physical, mental or emotional incapacity

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
resulting from injury, sickness, or disease, for a period of sixty (60) consecutive days.

(iii)	Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement; (b)to the extent required by law; or (c) to the extent that Company’s benefit plans or policies under which Employee is covered provide a benefit to Employee’s heirs, beneficiaries, successors, or assigns.
(d)	Proration of Bonus upon Termination. Any bonus payable to Employee pursuant to Section 5 of this Agreement shall be prorated (i) in the case of termination pursuant to Sections 11(b) or 11(c)(ii), through the last day of Employee’s employment with Company, and (ii) in the case of termination pursuant to Section 11(c)(i), through the date of death.

(e)	Return of Company Property. In the event of any termination of this Agreement, Employee shall immediately return to Company, without limitation, all papers, materials, reports, memoranda, notes, plans, records, reports, computer tapes, software, and any other documents or items of whatever nature owned by Company or supplied to Employee by Company pursuant to this Agreement.
12.	Confidential Information.
12.1.	“Confidential Information” is information however delivered, disclosed or discovered during the Term of this Agreement, that Employee has, or in the exercise of ordinary prudence should have, reason to believe is confidential or that Company designates as confidential, including but not limited to:
(a)	Company Information: company proprietary information, technical data, trade secrets or know-how, including but not limited to: research, processes, pricing strategies, communication strategies, sales strategies, sales literature, sales contracts, product plans, products, inventions, methods, services, computer codes or instructions, software and software documentation, equipment, costs, customer lists, business studies, business procedures, finances and other business information disclosed to Employee by Company, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment and such other documentation and information as is necessary in the conduct of the business of Company; and

(b)	Third Party Information: confidential or proprietary information received by Company from third parties.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
12.2.	Company’s failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

12.3.	Employee agrees that the terms, conditions and subject matter of this Agreement are considered Confidential Information.

12.4.	Confidential Information does not include information that has ceased to be confidential by reason of any of the following: (i) was in Employee’s possession prior to the date of this Agreement, provided that such information is not known by Employee to be subject to another confidentiality agreement with, or other obligation of secrecy to, Company, or another party; (ii) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement; (iii) became available to Employee on a non-confidential basis from a third party, provided that such third party is not known by Employee to be bound by a confidentiality agreement with, or other obligation of secrecy to, Company, or another party or is otherwise prohibited from providing such information to Employee by a contractual, legal or fiduciary obligation; or (iv) Employee is required to disclose pursuant to applicable law or regulation (as to which information, Employee will provide Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order).

12.5.	Employee shall not, either during or after the termination of Employee’s employment with Company, communicate or disclose to any third party the substance or content of any Confidential Information, or use such Confidential Information for any purpose other than the performance of Employee’s obligations hereunder. Employee acknowledges and agrees that any Confidential Information obtained by Employee during the performance of Employee’s employment concerning the business or affairs of Company, or any subsidiary, affiliate, or joint venture of Company, is the property of Company, or such subsidiary, affiliate, or joint venture of Company, as the case may be.

12.6.	Employee agrees to return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of Company, to Company immediately upon Employee’s separation from Company (regardless of the reason for the separation).

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
12.7.	The terms of this Section 12 are in addition to, and not in lieu of, any other contractual, statutory, or common law obligations that Employee may have relating to the protection of Company’s Confidential Information or its property. The terms of this Section 12 shall survive two (2) years following Employee’s separation from Company.
13.	Nonsolicitation.
13.1.	Employee acknowledges that, by reason of Employee’s employment, Employee will have access to and may acquire considerable knowledge of proprietary or confidential information concerning Company’s business, operations, sales goals, marketing plans, business strategies, clients, potential clients, and suppliers, which information, if known by or disclosed to Company’s competitors or clients, would place Company at a competitive disadvantage and cause harm to Company.

13.2.	For a period of six (6) months immediately following the termination of Employee’s employment with Company (“Restrictive Period”):
(a)	Employee shall not, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any client, potential client, or account of Company that was a client, potential client, or account of Company while Employee was employed by Company.

(b)	Employee shall not, directly or indirectly, induce or attempt to induce any employee of Company, or any of Company’s subsidiaries and affiliates, to leave the employ of Company, or any of Company’s subsidiaries and affiliates.

(c)	Employee shall not, directly or indirectly, employ or attempt to employ any person who is an employee of Company, or any of Company’s subsidiaries and affiliates.

(d)	Employee shall not, directly or indirectly, solicit, induce, or attempt to induce any customer, supplier, or third party having a business relationship with Company, or any of Company’s subsidiaries and affiliates, to cease doing business with, or materially alter its relationship with, Company, or any of Company’s subsidiaries and affiliates.
13.3.	Employee acknowledges and agrees that every effort has been made to limit the Restrictive Period and the restrictions placed upon Employee to those that are reasonable and necessary to protect Company’s legitimate interests.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
13.4.	If any restriction set forth in this Section 13 is found by any court of competent jurisdiction to be unenforceable, it is hereby agreed that this Section 13 shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
14.	Equitable Relief.
14.1.	Employee acknowledges and agrees that Employee’s breach of Section 12 or Section 13 of this Agreement will cause Company substantial and irrevocable harm, and therefore, in the event of any such breach, in addition to such other remedies that may be available to Company, Company shall be entitled to equitable relief, including specific performance and injunctive relief.

14.2.	In the event that legal action is deemed necessary to enforce this Agreement, the prevailing party shall be entitled to an award of costs and reasonable attorneys’ fees, plus interest.
15.	Ownership of Intellectual Property. All Intellectual Property (defined below) is, shall be and shall remain the exclusive property of Company and/or Company’s subsidiaries and affiliates, as the case may be. Employee hereby assigns to Company and/or Company’s subsidiaries and affiliates, as the case may be, all right, title and interest, if any, in and to the Intellectual Property; provided, however, that, when applicable, Company and/or Company’s subsidiaries and affiliates, as the case may be, shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the “work-made-for-hire” doctrine (rather than by assignment), as such term is defined in the Copyright Act of 1976. All Intellectual Property shall be owned by Company and/or Company’s subsidiaries and affiliates, as the case may be, irrespective of any copyright notices or confidentiality legends to the contrary that may be placed on such works by Employee or by others. Employee shall ensure that all copyright notices and confidentiality legends on all work product authored by Employee or anyone acting on Employee’s behalf shall conform to the practices of Company and/or Company’s subsidiaries and affiliates, as the case may be, and shall specify Company and/or Company’s subsidiaries and affiliates, as the case may be, as the owner of the work. The term “Intellectual Property” shall mean all trade secrets, ideas, inventions, designs, developments, devices, methods and processes (whether or not patented or patentable, reduced to practice) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works and all registrations and applications for registration related thereto, all confidential information, and all other proprietary rights contributed to, or conceived or created by, Employee or anyone acting on Employee’s behalf (whether alone or jointly with others) at any time during the term of this Agreement that (i) relate to the business or to the actual or anticipated research or development for Company and/or Company’s subsidiaries and affiliates, as the case may be; (ii) result from any Services that Employee

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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or anyone acting on Employee’s behalf performs for Company and/or Company’s subsidiaries and affiliates, as the case may be; or (iii) are created using the equipment, supplies or facilities of Company and/or Company’s subsidiaries and affiliates, as the case may be.
16.	Legal Right and Conflict of Interest
16.1.	Employee covenants and warrants that Employee has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law, and that Employee has not and shall not become a party to any other agreement of any kind and shall not perform any work or service on behalf of any individual, business, corporation, or organization that would create a conflict of interest in the performance of Employee’s obligations under this Agreement.

16.2.	Employee agrees to conduct Employee’s personal affairs in a manner that does not conflict with Company’s interests. During the Term of this Agreement, Employee agrees not to enter into any transaction, acquire any interest, or take any action that is contrary to Company’s interests or incompatible with Employee’s duty of loyalty to Company and Employee’s obligations under this Agreement.

16.3.	Employee acknowledges and agrees that Employee will not, directly or indirectly (whether as a director, officer, partner, employee, agent, or stockholder of another company), compete with Company, or furnish any service to Company or its customers, as an independent contractor, while employed by Company. Employee further agrees that Employee will not use Company’s name to further Employee’s personal interests.
17.	Force Majeure. Company shall have no liability under this Agreement if performance by Company of its obligations hereunder shall be prevented, interfered with, interrupted or omitted because of any act of God, act of terrorism, failure of facilities, labor dispute, or government or court action, or any other cause beyond the control of Company.

18.	Arbitration. Each controversy, dispute or claim between the parties arising out of or relating to this Agreement or Employee’s employment with Company (except for claims for injunctive or equitable relief), which controversy, dispute or claim is not settled in writing within thirty (30) days after the “Claim Date” (defined as the date on which a party subject to the Agreement gives written notice to the other that a controversy, dispute or claim exists), shall be settled by binding arbitration in the State of Delaware in accordance with the provisions of the American Arbitration Association’s National Rules for Resolution of Employment Disputes, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim. Any decision rendered by the

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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arbitrator and such arbitration shall be final, binding, and conclusive, and judgment shall be entered in any court in the State of Delaware having jurisdiction. Each party shall bear its own costs in connection with the arbitration, including attorneys’ fees.

Arbitration agreement acknowledged and agreed:

Employee Initials:
19.	Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be deemed received if and when either hand delivered and a signed receipt is given thereof, or delivered by registered or certified United States mail, return receipt requested, postage prepaid and addressed as follows, or at such other address as any party hereto shall notify the other of in writing:

If to Company:	Radio One, Inc. c/o Radio One, Inc. 5900 Princess Garden Parkway, 7th Floor Lanham, Maryland 20706 Attention: Linda J. Vilardo

Copy to Company Attorney:	Radio One, Inc. c/o Radio One, Inc. 5900 Princess Garden Parkway, 7th Floor Lanham, Maryland 20706 Attention: General Counsel

If to Employee:	Barry A. Mayo (At last known address on file with Company)

Copy to Employee’s Attorney:	Brad Ginsberg, Esq. 3000 Dundee Road, Suite 212 Northbrook, Illinois 60062
20.	Miscellaneous Provisions. Miscellaneous Provisions.
(a)	No Assignment or Delegation. Employee acknowledges that the services to be rendered by Employee pursuant to this Agreement are unique and personal, and agrees that Employee shall not assign any of Employee’s rights nor delegate any of Employee’s duties under this Agreement.

(b)	No Waiver. Failure to invoke any right, condition, or covenant in this Agreement by either party shall not be deemed to imply or constitute a waiver of any right, condition, or covenant of this Agreement.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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(c)	Severability and Enforceabilitv. In the event that any provision of this Agreement shall be held invalid by a court of competent jurisdiction, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the parties hereto agree that a court of competent jurisdiction should enforce any such restriction or covenant to the maximum extent permitted by law.

(d)	Governing Law. This Agreement and the relationship among the parties shall be construed under and governed by the laws of the State of Maryland, without regard to the conflict of laws rules thereof, and the parties hereby submit to the jurisdiction of the state and federal courts of the State of Maryland for the purpose of resolving any disputes arising under or relating to this Agreement.

(e)	Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

(g)	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral agreements, representations, warranties, statements, correspondence, and understandings between the parties. This Agreement cannot be amended or modified except by a written agreement signed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

RADIOONE, INC.		BARRY A. MAYO

By:		Signature:

	Linda J. Vilardo		Barry A. Mayo

Title:	Vice President	Address:	155 Washington Street
Apartment 2205 Jersey City, New Jersey 07302

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
SCHEDULE I

Title:	President of the Radio Division

Mandate:	To manage, facilitate and implement the ongoing relevant Strategic and Operational plans as required by the overall function’s responsibilities while ensuring the execution of same at the highest level of professionalism and competence within the negotiated authority and performance parameters of the job.
Responsibilities
■	Management

■	Strategic and Operational Planning

■	Operations

■	Financial Management

■	Internal Liaison and Co-ordination

■	Professional Development
Objectives (by Responsibility)
Management
1.	To ensure that all reporting staff has the necessary skills to perform their assigned Job Responsibilities at the highest level of professionalism (consistently appropriate) and competence (effective and efficient) by growing, supporting and coaching them on an ongoing basis.

2.	To maintain High Performance and effectively deal with Identified Non-Performance in a timely manner (within 48 hours).

3.	To ensure and support all direct reporting staff in doing their own Performance Appraisals every 90 to 180 days and as this ties into the evolving overall formal company Performance Appraisal system.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
Employee Initials:	Vice President Initials:
Strategic and Operational Planning
1.	To oversee the development, implementation and monitoring of comprehensive Strategic and Operational plans to ensure that the company’s overall strategic direction is maintained at all times and that the operational outcomes are ultimately met. These plans need to support the overall Strategic Thinking Timeframe and framework which is in place, and in constant review.

2.	To, when relevant, provide strategic and operational support to the relevant departmental planning processes on an ongoing basis.
Operations
1.	To ensure that the overall Operation of the company is managed professionally (consistently appropriate) and competently (effective and efficient) at all times. This includes:
□ An effective Organizational structure for the Radio division.

□ The company appropriately resourced (people and facilities).

□ A comprehensively designed, implemented and monitored Financial Management system.

□ An instituted proactive overall Administrative and Human Resource Development and Support system.

□ Attendance at relevant client, company, industry, community and public events (primarily PR function).

□ Ongoing liaison with the CEO and, where and when relevant, the Board of Directors and Shareholders.
Financial Management
1.	To ensure that all the appropriate Financial Control and Reporting systems are in place and fully understood and appropriately administered by all direct reports on an ongoing basis and within the parameters established and vetted by the CFO.

2.	To ensure that all relevant Budgets are prepared, approved, implemented and appropriately managed and met by all relevant parties and at all times.

Employee: Barry A. Mayo	Vice President: Linda J. Vilardo
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Internal Liaison and Co-ordination
1.	To ensure that all relevant communications (written, verbal and face-to-face) to both Radio One Group affiliate companies/partners and internal departments and divisions is maintained at the highest level of efficiency and effectiveness as it applies to quality, quantity and frequency at all times.

2.	To ensure that all relevant events and issues are co-ordinated, when necessary, to both Radio One Group affiliate companies/partners and internal departments and divisions.
Professional Development
1.	To investigate, source/attend any relevant personal and professional development events as they apply to the ongoing maintenance and strategic development of the function.

2.	To stay current with all relevant strategic industry and competitive information as it applies to the overall job responsibility.

3.	To support all relevant internal Professional Development opportunities and attend when and where relevant.